Exhibit 99.1

NORTHWEST AIRLINES ANNOUNCES DECISION ON
SERIES C PREFERRED STOCK

ST. PAUL, Minn. – (August 1, 2003) – Northwest Airlines Corporation (NASDAQ: NWAC) said today that its board of directors determined that at this time the company could not legally redeem the 4.8 million shares of its Series C Preferred Stock still outstanding.

The Northwest board of directors issued the following statement:

“After a thorough review of the legal restrictions applicable to the company, the board concluded that Northwest was not able to buy back the Series C Preferred Stock, at this time.”

“As a board, we recognize the valuable contributions our employees made to the company during the 1993-1996 wage reduction period and acknowledge the company’s obligation to buy back the Series C Preferred Stock.  We want to do so as soon as possible.  We devoted substantial time and effort to this issue.  We discussed the Series C Preferred Stock buy back at length in our regularly scheduled April and June board meetings, and held two special meetings in July devoted exclusively to the Series C issue.”

“We retained the best legal and financial experts, who advised us throughout the process.  At the conclusion of these deliberations, it was clear that the legal restrictions applicable to stock buy backs under Delaware Law did not permit Northwest to proceed at this time with the buy back of the Series C Preferred Stock.”

“Today’s decision does not mean that Northwest’s obligation to repurchase the Series C Preferred Stock has expired.  Rather, the company’s obligation to the holders of the Series C Preferred Stock continues until Northwest has the ability to repurchase the Series C Preferred Stock.  The Northwest board will, on a regular basis with the assistance of its legal and financial experts, revisit the company’s ability to buy back the Series C Preferred Stock, with the objective of buying back the Series C Preferred Stock as soon as possible.  Until the Series C stock is repurchased, each share will accrue a 12% per year dividend on the $46.96 per share buy back price.”

“These have been extraordinarily challenging times for everyone at Northwest.  The board greatly appreciates the hard work, dedication, and understanding of all Northwest employees.”

Northwest issued the Series C Preferred Stock in 1993 to trusts for the benefit of its employees in connection with labor cost restructuring agreements between Northwest and its major unions.

Northwest Airlines is the world’s fourth largest airline with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo, and Amsterdam, and approximately 1,500 daily departures.  With its travel partners, Northwest serves nearly 750 cities in almost 120 countries on six continents.

Statements in this news release that are not purely historical facts, including statements regarding our beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements.  Such risks and uncertainties include, among others, the future level of air travel demand, the company’s future load factors and yields, the airline pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the United States and other regions of the world, the expansion of low-fare carriers, the price and availability of jet fuel, the war with Iraq, and the possibility of additional terrorist attacks or the fear of such attacks, concerns about Severe Acute Respiratory syndrome (SARS), labor negotiations both at other carriers and Northwest, capacity decisions of other carriers, actions of the U.S and foreign governments, foreign currency exchange rate fluctuations and inflation. Additional information with respect to the factors and events that could cause differences between forward-looking statements and future actual results is contained in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2002.  We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331.